EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 filed on December 17, 2021 (File No. 333-261734), Form’s S-3 filed on September 16, 2022 (File No. 333-267470) and filed on March 16, 2023 (File No. 333-270611), and Form’s S-8 filed on June 27, 2022 (File. No. 333-265855) and (File No. 333-265853) of our report dated April 16, 2024 on the consolidated financial statements of Recruiter.com Group, Inc. as of and for the years ended December 31, 2023 and 2022, which report is included in the Annual Report on Form 10-K and 10-K/A (Amendment No. 1) of Recruiter.com Group, Inc. for the year ended December 31, 2023.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

August 14, 2024